EXHIBIT 5




                                    April 5, 1996



American Water Works Company, Inc.
1025 Laurel Oak Road
Voorhees, New Jersey  08043

Dear Sirs:

American Water Works Company, Inc. (the "Company") is filing on the date hereof a registration statement ("Registration Statement") on Form S-3 with the Securities and Exchange Commission relating to an offering of 4,200,000 shares (the "Additional Shares") of its common stock, $1.25 par value per share (the "Common Stock"). We are informed by the Company, and we have assumed for the purposes of this opinion, that the Additional Shares will be newly issued shares of Common Stock of the Company. The Company has 100,000,000 shares of Common Stock authorized, of which approximately 34,418,000 are now outstanding.

We have examined such corporate records of the Company and other documents as we have deemed appropriate to give this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of the State of Delaware.

2. The Additional Shares have been duly authorized and, when issued and sold as contemplated by the Registration Statement, and upon receipt by the Company of the consideration therefor, will be validly issued, fully paid and nonassessable.

3. No personal liability will attach to the ownership of the Additional Shares under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                    Very truly yours,

                                    Dechert Price & Rhoads